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                                                                    Exhibit 12.8



SUPPLEMENTAL SCHEDULE -- CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
RATIO OF EARNINGS TO FIXED CHARGES:


                                                                Year End.  Year End.   Year End.   Year End.   Year End.
                                                                  1996        1997       1998        1999        2000
                                                             -----------------------------------------------------------

Earnings:
  Pretax income (loss)                                            $ (168)    $ (178)     $ (284)      $ (57)      $ 259

Fixed Charges:
  Interest expense                                                     -          -           -           -           -
  Interest factor of rental expense                                  128        127         125         137          10
                                                             -----------------------------------------------------------
             Total fixed charges                                     128        127         125         137          10
                                                             -----------------------------------------------------------

             Total earnings                                          (40)       (51)       (159)         80         269

             Total fixed charges                                     128        127         125         137          10
                                                             -----------------------------------------------------------

                                                             -----------------------------------------------------------
Ratio of earnings to fixed charges                                 (0.32)     (0.40)      (1.28)       0.58       26.90
                                                             -----------------------------------------------------------

                                                             -----------------------------------------------------------
  Deficiency to cover fixed charges                                  168        178         284          57           -
                                                             -----------------------------------------------------------

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
           Operating rental expense                                  383        382         374         410          29
           Interest factor                                           33%        33%         33%         33%         33%
                                                             -----------------------------------------------------------

                            Total                                    128        127         125         137          10
                                                             ===========================================================